INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2020

New licensing drives increased revenue platform; Results mark achievement of company cost goals
WILMINGTON, DE. - May 7, 2020 - InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced results for the first quarter ended March 31, 2020.
First Quarter 2020 Financial Highlights

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First quarter 2020 recurring revenue was $75.5 million, compared to recurring revenue of $74.2 million in first quarter 2019. First quarter 2020 revenue did not include any impact from the company's recently announced second quarter license renewal with Huawei.

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First quarter 2020 total revenue was $76.2 million, compared to $68.6 million in first quarter 2019. As previously disclosed, first quarter 2019 included a $5.5 million net charge recorded as a reduction to non-recurring revenue related to a restructured licensing arrangement with a long-term customer.

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First quarter 2020 operating expenses were $71.5 million, compared to $68.8 million in first quarter 2019. First quarter 2020 included one-time charges of nearly $3 million incurred as part of the company's on-going efforts to optimize its cost structure, including the closure of its San Diego office.

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For the second consecutive quarter the company reported that it has brought its ongoing economic cost[1] of operating the business back in line with the 2017 levels that existed before the Technicolor acquisitions.

•	First quarter 2020 net income[2] was $0.1 million, or $0.00 per diluted share compared to net loss[2] of $2.8 million, or $0.09 per diluted share, in first quarter 2019.
“With the renewal of Huawei as a licensee, InterDigital has now completed six licensing agreements in the past six months. This tremendous momentum underscores the strategy that guided our acquisitions and efforts for the past two years: expand InterDigital’s patent and technology footprint, expand our addressable markets, and increase the value we can offer our core mobile handset licensees, all while preserving the phenomenal operating leverage that is a hallmark of our company,” said William J. Merritt, President and CEO of InterDigital. “With Huawei coming on board, continued efforts to license additional companies, our continuing efforts to grow our consumer electronics business, and careful cost control, InterDigital is set on a path for increased profitability, growth, and shareholder value.”
Additional Highlights

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In first quarter 2020, the company recorded $26.9 million of cash used in operating activities, compared to $30.8 million of cash used in operating activities in first quarter 2019. The company used $34.7 million of free cash flow[3] in first quarter 2020, compared to $40.8 million of free cash flow used in first quarter 2019. Ending cash and short-term investments as of March 31, 2020 totaled $780.9 million.

•	In first quarter 2020, the company recognized a tax expense of $1.8 million compared to a tax benefit of $1.8 million in first quarter 2019.

•	Other Income (Expense), net in first quarter 2020 included a net $4.4 million gain, primarily resulting from the write-up of one of our long-term investments.

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In anticipation of COVID-19, InterDigital tested its remote operation capability in early March and then transitioned to a fully virtual work environment in mid-March. The company remains in that virtual work environment, with no significant impact on research, licensing or other activities. Given how effective the company can operate remotely and in an abundance of caution for the health and safety of its workforce, the company intends to take a conservative stance on reopening its offices in relation to public authority guidance, with the company expected to remain in a remote operation mode through at least June 2020 and likely for the balance of the summer.

Conference Call Information
InterDigital will host a conference call on Thursday, May 7, 2020 at 10:00 a.m. Eastern Time to discuss its first quarter 2020 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call +1 (888) 254-3590 within the United States and Canada or +1 (323) 994-2093 from outside the United States and Canada. Please call by 9:50 a.m. ET on May 7th and give the operator conference ID number 9005099.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET May 7th through 1:00 p.m. ET May 12th. To access the recorded replay, call +1 (888) 203-1112 or +1 (719) 457-0820 and use the replay code 9005099.
About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that the acquisition of the Technicolor patent licensing business provides the company with a significant potential benefit. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," "see," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on the company of, the Tax Reform Act, as well as further guidance that may be issued regarding the Tax Reform Act; (ix) difficulties or delays in integrating the Technicolor patent licensing business; (x) failure to accurately forecast the long-term value and costs of the Technicolor business or of certain assets acquired in the transaction; (xi) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (xii) changes or inaccuracies in market projections; (xiii) the potential effects that the ongoing

COVID-19 pandemic could have on our financial position, results of operations and cash flows; and (xiv) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnotes
1    Ongoing Economic Cost is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the effectiveness of our operations and underlying business trends related to operating expenses. A limitation of this measure is that it does not represent the total increase or decrease in the company's total operating expenses for the period. This measure includes costs related to internally generated patents that are capitalized and exclude from total operating expenses intellectual property enforcement costs, amortization and depreciation, revenue share to our Madison partners, partner reimbursements which are not already not included in total operating expenses, as well as transaction and integration related costs.
2    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
3    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2020	2019
REVENUES:
Variable patent royalty revenue	$5,946	$9,280
Fixed-fee royalty revenue	66,347	62,873
Current patent royalties	72,293	72,153
Non-current patent royalties	705	(5,775)
Total patent royalties	72,998	66,378
Patent sales	—	225
Current technology solutions revenue	3,212	2,028
	$76,210	$68,631
OPERATING EXPENSES:
Patent administration and licensing	40,108	36,071
Development	18,818	18,495
Selling, general and administrative	12,603	14,215
	71,529	68,781
Income (loss) from operations	4,681	(150)
INTEREST EXPENSE	(10,545)	(9,478)
OTHER INCOME (EXPENSE), NET	6,023	3,615
Income (loss) before income taxes	159	(6,013)
INCOME TAX BENEFIT (PROVISION)	(1,820)	1,799
NET INCOME (LOSS)	$(1,661)	$(4,214)
Net loss attributable to noncontrolling interest	(1,777)	(1,411)
NET INCOME (LOSS) ATTRIBUTABLE TO INTERDIGITAL, INC.	$116	$(2,803)
NET INCOME (LOSS) PER COMMON SHARE — BASIC	$—	$(0.09)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	30,722	32,611
NET INCOME (LOSS) PER COMMON SHARE — DILUTED	$—	$(0.09)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	30,920	32,611
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2020	2019
Income (loss) before income taxes	$159	$(6,013)
Taxes paid	(2,228)	(3,196)
Non-cash expenses	20,299	25,402
Change in deferred revenue	(39,512)	(43,423)
Increase (decrease) in operating working capital, deferred charges and other	(5,603)	(3,551)
Capital spending and capitalized patent costs	(7,859)	(10,065)
FREE CASH FLOW	(34,744)	(40,846)

Proceeds from noncontrolling interest	—	10,333
Dividends paid	(10,747)	(11,629)
Taxes withheld upon vesting of restricted stock units	(725)	(4,097)
Payments on long-term debt	(94,909)	—
Share repurchases	(349)	(108,986)
Net proceeds from exercise of stock options	778	2
Unrealized gain (loss) on short-term investments	(774)	2,183
NET INCREASE (DECREASE) IN CASH, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$(141,470)	$(153,040)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	MARCH 31, 2020	DECEMBER 31, 2019
ASSETS
Cash & short-term investments	$780,900	$924,695
Accounts receivable (net)	25,608	28,272
Other current assets	69,337	63,365
Property & equipment and patents (net)	435,928	446,556
Other long-term assets (net)	152,957	149,194
TOTAL ASSETS	$1,464,730	$1,612,082

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$94,170
Accounts payable, accrued liabilities, taxes payable & dividends payable	59,535	64,734
Current deferred revenue	126,298	146,654
Long-term deferred revenue	104,497	123,653
Long-term debt & other long-term liabilities	398,804	396,590
TOTAL LIABILITIES	689,134	825,801
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	752,649	761,557
Noncontrolling interest	22,947	24,724
TOTAL EQUITY	775,596	786,281
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,464,730	$1,612,082

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	FOR THE THREE MONTHS ENDED MARCH 31,
	2020	2019
Net cash provided by (used in) operating activities	$(26,885)	$(30,781)
Purchases of property, equipment, & technology licenses	(1,603)	(1,584)
Capitalized patent costs	(6,256)	(8,481)
Free cash flow	$(34,744)	$(40,846)

RECONCILIATION OF ONGOING ECONOMIC COST METRIC TO
TOTAL OPERATING EXPENSES

Throughout this release, the company refers to ongoing economic cost. The table below presents a reconciliation of this non-GAAP financial measure to total operating expenses, the most directly comparable GAAP financial measure.

FOR THE THREE MONTHS ENDED MARCH 31,
2020
Total operating expenses	$71,529
Plus: Capitalized patent costs on internal patents	6,300
Less: Depreciation and amortization	(19,158)
Less: Intellectual property enforcement costs	(4,993)
Less: Revenue share	(441)
Less: Partner reimbursement	(300)
Economic Cost	$52,937
Less: Transaction and integration related expenses	(700)
Ongoing Economic Cost	$52,237

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (302) 300-1857